NEWS

Contact:	Media: Chris Solie 1-313-845-1746	Fixed Income Investment Community: Rob Moeller 1-313-621-0881
	csolie@ford.com	rmoeller@ford.com

IMMEDIATE RELEASE

FORD MOTOR CREDIT COMPANY ANNOUNCES
EXPIRATION OF EXCHANGE OFFERS

DEARBORN, Mich., June 2, 2006 — Ford Motor Credit Company (the “Company”) announced the expiration of its offers to exchange a portion of its outstanding old notes listed in the table below for a new series of fixed rate notes and a new series of floating rate notes and cash. The exchange offers, which commenced May 2, 2006, expired at 7:00 a.m. New York City time on May 31, 2006.

On June 5, 2006, the Company expects to deliver an aggregate principal amount of approximately $1,521 million of new fixed rate notes and approximately $1,045 million of new floating rate notes and will pay the cash consideration for the old notes accepted for exchange, plus accrued and unpaid interest on such old notes. Old notes that have been tendered but not accepted will be returned to the tendering holders promptly and in any case no later than June 5, 2006.

According to information provided by the exchange agent for the exchange offers, an aggregate principal amount of approximately $4,486 million of the old notes listed below were validly tendered and not validly withdrawn on or before the expiration date. The table below identifies the aggregate principal amount of each series of old notes validly tendered and not withdrawn in the exchange offers. This information is preliminary and may change.

Coupon of Old Notes	Maturity Date of Old Notes	Principal Amount Outstanding Prior to Exchange (in millions)	Acceptance Priority Level	Principal Amount of Old Notes Tendered (in millions)
Floating Rate	10/29/06	$ 225	1	$ 225
Floating Rate	11/16/06	800	2	393
6.500%	1/25/07	4,000	3	1,693
7.750%	2/15/07	500	4	39
Floating Rate	3/13/07	300	5	74
Floating Rate	3/21/07	750	6	129
7.200%	6/15/07	1,000	7	72
Floating Rate	9/28/07	1,400	8	404
Floating Rate	11/2/07	500	9	269
4.950%	1/15/08	1,000	10	197
6.625%	6/16/08	1,500	11	383
6.750%	8/15/08	300	12	43
5.625%	10/1/08	1,000	13	150
6.375%	11/5/08	300	14	41
5.800%	1/12/09	2,800	15	373

Based on the amount of old notes tendered in exchange for new fixed rate notes and in accordance with the terms of the exchange offers, the Company will accept, without proration, old notes in Acceptance Priority Levels 1 through 9, which had been tendered by holders who chose new fixed rate notes as their primary choice. Such holders will receive new fixed rate notes. The Company will not accept any old notes in Acceptance Priority Levels 10 through 15 in exchange for new fixed rate notes.

Based on the amount of old notes tendered in exchange for new floating rate notes and in accordance with the terms of the exchange offers, the Company will accept, without proration, old notes in Acceptance Priority Levels 1 through 11, which had been tendered by holders who chose new floating rate notes as their primary choice or, in the case of old notes in Acceptance Priority Levels 10 and 11, by holders who chose new fixed rate notes as their primary choice and new floating rate notes as their secondary choice. Such holders will receive new floating rate notes. The Company will not accept any old notes in Acceptance Priority Levels 12 through 15 in exchange for new floating rate notes.

The new notes have not been registered under the Securities Act of 1933 or any state securities laws. Therefore, the new notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws.

This press release does not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities. The exchange offers were made only pursuant to an offering memorandum and related letter of transmittal, as amended, and only to such persons and in such jurisdictions as permitted under applicable law.

###